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PSB GROUP, INC. ANNOUNCES                                         EXHIBIT 99.1
THIRD-QUARTER EARNINGS


Madison Heights, MI. October 31, 2003 - PSB Group, Inc., (OTCBB: PSBG), the bank holding company for Peoples State Bank, a Michigan state-chartered bank with offices in Wayne, Oakland and Macomb Counties, announced net income for the third quarter 2003 was $1,039,000, or $.33 per average outstanding share, compared to $1,417,000, or $.45 per average outstanding share in the third quarter of 2002. Much of the decrease this year can be attributed to the $300,000 negative loan loss provision that was taken into income during third-quarter 2002. Earnings to date for the year 2003 totaled $3,054,000 or $.97 per average outstanding share, compared to $3,988,000 or $1.27 per average outstanding share in 2002. Year to date differences are also attributable in large measure to the $800,000 negative loan loss provision that was taken into income during the first nine months of 2002.

Total assets as of September 30, 2003 were $408,700,000 compared to $394,177,000 on September 30, 2002. The lending portfolio totaled $312,958,000 as of September 30, 2003 compared to $283,688,000 at September 30, 2002, representing a better than 10% increase in total loans. Deposits totaled $349,497,000 on September 30, 2003 compared to $340,682,000 at the same time 2002.

Peoples State Bank is an independent, locally owned community bank, founded in 1909. The bank currently serves the tri-county area with ten offices in Farmington Hills, Grosse Pointe Woods, Hamtramck, Madison Heights, St. Clair Shores, Southfield, Sterling Heights and Warren.


Contact:     David A. Wilson
             Senior Vice President & CFO
             (248) 548-2900